Exhibit 99.1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 FOR IMMEDIATE RELEASE Media Contact: Rebecca Acevedo (215) 253-5566 August 18, 2020 racevedo@wsfsbank.com Michael L. Conklin joins WSFS as Executive Vice President, Chief Human Resources Officer Peggy H. Eddens retains role of Executive Vice President, Chief Customer Officer WILMINGTON, Del. – WSFS Bank, the primary subsidiary of WSFS Financial Corporation (Nasdaq: WSFS), today announced Michael L. Conklin as its new Executive Vice President, Chief Human Resources Officer (CHRO) reporting to Rodger Levenson, Chairman, President and Chief Executive Officer (CEO) of WSFS. Conklin will serve as an organizational change agent, culture advocate and community steward. Michael will lead the Company’s talent transformation initiative and will be responsible for developing and optimizing people centered strategies for succession, inclusion, learning and development, human sigma, wellbeing, compensation and community partnerships. He will further develop and nurture a well-defined Company culture that is respected as “the WSFS way” by nearly 2,000 Associates. “WSFS is a high-performing Company and we believe that our Associates and culture are the fundamental drivers of our success,” said Rodger Levenson, Chairman, President and CEO. “Michael is a seasoned professional with decades of experience building effective teams and developing organizational strategies that drive growth, productivity and high levels of Associate engagement. His talent for leading across organizations, high-energy and dedication to culture make him an ideal fit for our Company and this role.” Levenson added, “Michael’s addition to our executive team is part of our thoughtful, deliberate, and continual executive management succession planning process. Peggy Eddens, our Chief Associate and Customer Experience Officer, is retiring at the end of 2021. Peggy is assuming the role of Executive Vice President, Chief Customer Officer (CCO), and will continue reporting to me. As CCO, Peggy will be responsible for the comprehensive, enterprise view and voice of the Customer and for strategies to enhance their experiences, engagement and loyalty.” Conklin joins WSFS with more than 25 years’ experience in human resource management. For the past seven-plus years, he served in various human resources leadership roles at US Bank. Conklin was most recently Senior Vice President, Global Human Resources for US Bank’s consumer, business banking and payment services, leading a team of 147 human resources professionals and 46,000 employees. Prior to that, he was Vice President of Global Human Resources for Pentair’s process technologies global business unit. Conklin is a veteran of the United States Marine Corp (USMC), serving in the Gulf War and later in the USMC Reserves. “From the minute I was introduced to this team I had a special feeling about their commitment to our Associates, Customers, culture and community,” said Conklin. “Rodger and the team have done outstanding work and I'm privileged to be part of this team. This executive team along with all of the Associates drive quality actions, through sound and innovative strategies. I'm humbled by the trust and confidence Rodger and the leadership team have bestowed upon me to help lead the next chapter of WSFS’ storied history.” Conklin will be relocating to the Greater Philadelphia and Delaware region with his family.

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WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of June 30, 2020, WSFS Financial Corporation had $13.6 billion in assets on its balance sheet and $20.8 billion in assets under management and administration. WSFS operates from 115 offices, 90 of which are banking offices, located in Pennsylvania (54), Delaware (43), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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